SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933
                       ________________________________

                                DATAMEG CORP.
                                _____________

            (Exact name of registrant as specified in its charter)

                    New York                             133134389
          (State or other jurisdiction               (I.R.S. Employer
          of incorporation or organization)          Identification No.)

        10800 Sikes Place, Suite 300, Charlotte, NC          28277
        (Address of Principal Executive Office)           (Zip Code)

                     DATAMEG CORP. STOCK INCENTIVE PLAN
                     __________________________________

                          (Full title of the plan)
                          ________________________

                          Andrew Benson, President
                                DataMEG Corp.
                        10800 Sikes Place, Suite 300
                            Charlotte, NC 28277
                  (Name and address of agent for service)
                               704-849-7690
        (Telephone number, including area code, of agent for service)

                      Copies of all communications to:
                      ________________________________
                 The Law Office of James G. Dodrill II, P.A.
                          Attention:  Jim Dodrill
                            3360 NW 53rd Circle
                           Boca Raton, FL  33496

                      CALCULATION OF REGISTRATION FEE
                      _______________________________

                                Proposed    Proposed
                                Maximum     Maximum
Title of        Amount          Offering    Aggregate   Amount of
Securities to   to be           Price per   Offering    Registration
Be Registered   Registered(2)   Share       Price       Fee(3)
--------------------------------------------------------------------
Common Stock    2,000,000       $0.09       $180,000    $16.55

(1) The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares issued pursuant to consulting agreements for continued services by officers, attorneys, directors and consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business establishment of distributorship agreements, all of the foregoing in furtherance of the Registrant's business.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) the fee is calculated upon the basis of the average of the closing bid and ask prices quoted for shares of common stock of the registrant as reported on The Nasdaq OTC Bulletin Board quotation service on January 25, 2002.

                                    PART I
                                    ______

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
            ____________________________________________________

Item 1.	Plan Information.
_________________________

	DataMEG Corp. has heretofore entered into agreements with third party consultants, attorneys, officers and directors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors and consultants, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

        The Registrant has agreed to issue Two Million (2,000,000) shares pursuant to an employee benefit plan and for continued representation by the Company's corporate attorneys.


Item 2. Registrant Information and Employee Plan Annual Information.
____________________________________________________________________

	The Registrant shall provide each employee and attorney covered by this registration, without charge, upon their written or oral request the documents incorporated by reference herein in Item 3 of
Part II of this Registration Statement. The Registrant shall also provide the employee and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.

                                    PART II
                                    _______

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                 ______________________________________________

Item 3.	Incorporation of Documents by Reference.
________________________________________________

        The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this registration statement by reference:

(a)	The Registrant's latest annual report, for the year ended
        December 31, 2000 as filed on Form 10-K on April 17, 2001.

(b)	The Registrant's quarterly reports, for the quarters ended
        March 31, 2001 and June 20, 2001 as filed respectively on
        Form 10-Q on May 15, 2001 and August 14, 2001.

(c)	The Registrant's current report on Form 8-K filed on
        September 27, 2001.

(d)	The description of the Common Stock contained in the Registrant's
        Registration Statement on Form SB-2, dated January 2, 2002.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

	Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


Item 4.	Description of Securities.
__________________________________

	Not applicable.


Item 5.	Interests of Named Experts and Counsel.
_______________________________________________

	None.

Item 6. Indemnification of Officers and Directors.
__________________________________________________

	The Registrant's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 402 of the New York General Business Law. The Registrant's Certificate of Incorporation and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the New York General Business Law, including circumstances in which indemnification is otherwise discretionary.

	The New York General Business Law permits the indemnification by a New York corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Item 7.	Exemption from Registration Claimed.
____________________________________________

	Not Applicable


Item 8.	Exhibits:
_________________

        Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

        Exhibit 5.1  Opinion of The Law Office of James G. Dodrill II, P.A.

	Exhibit 23.1 Consent of The Law Office of James G. Dodrill II, P.A. (included in Exhibit 5.1)

	Exhibit 23.2  Independent Auditors Consent.

        Exhibit 23.3  Accountants' Acknowledgement.

Item 9.	Undertakings:
_____________________

  (a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               SIGNATURE PAGE
                               --------------

	The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina on the 28th day of January 2002.


                                           DATAMEG CORP.
                                           _____________




                                             /s/ Andrew Benson
                                           __________________________
                                           By:     Andrew Benson
                                           Title:  President and Director







  	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:  January 28, 2002




                                             /s/ Andrew Benson
                                           __________________________
                                           By:     Andrew Benson
                                           Title:  President and Director

                               EXHIBIT INDEX
                               -------------


EXHIBIT NUMBER          ITEM
--------------          ----


        Exhibit 5.1  Opinion of The Law Office of James G. Dodrill II, P.A.


	Exhibit 23.1 Consent of The Law Office of James G. Dodrill II, P.A. (included in Exhibit 5.1)


	Exhibit 23.2  Independent Auditors Consent.